Exhibit 99.4

FOR IMMEDIATE RELEASE

ANDINA ACQUISITION CORPORATION COMPLETES MERGER WITH TECNOGLASS

New York, NY and Barranquilla, Colombia – December 20, 2013 – Andina Acquisition Corporation (NASDAQ: ANDA; ANDAW) (“Andina”) today announced the closing of its merger with privately-held Tecnoglass, Inc. following the receipt of shareholder approval at Andina’s Extraordinary General Meeting of Shareholders held today in New York City.

In connection with the consummation of the merger, Andina changed its name to “Tecnoglass, Inc.” and anticipates that effective with the commencement of trading on December 23, 2013, Tecnoglass’s ordinary shares and warrants will begin trading on the NASDAQ Capital Market under the new symbols TGLS and TGLSW, respectively.

Based in Barranquilla, Colombia, Tecnoglass manufactures and sells hi-spec, architectural glass, windows, and associated aluminum products to more than 300 customers in North, Central and South America. As previously announced, Tecnoglass expects to generate revenue, Adjusted EBITDA, and net income for the year ending December 31, 2014 of $260.9 million, $42.7 million, and $16.9 million, respectively.

Luke Weil, CEO of Andina, commented, “We are pleased and excited to have consummated this transaction, and appreciate the support of Andina’s shareholders. Tecnoglass possesses an attractive growth profile, a distinctive, in-demand product, and a reputation for quality, service, and integrity.”

A. Lorne Weil, Non-Executive Chairman of Andina and, following the completion of the merger, Non-Executive Chairman of Tecnoglass, Inc., said, “We believe that achieving public company status will further elevate Tecnoglass’s profile in the global residential and commercial construction industries, most notably in the United States, which accounted for approximately 30% of Tecnoglass’s revenues in 2012 and where the company already enjoys an industry leading position in the impact-resistant glass market. I look forward to serving as Chairman and assisting Tecnoglass in advancing its growth objectives.”

José Manuel Daes, President of Tecnoglass, stated, “We will use the elevated profile we expect from our NASDAQ listing and public currency to further expand our industry presence and enhance long-term value for our stockholders. Tecnoglass has grown into the #1 glass transformation company in Colombia, and we are now focused on expanding our presence throughout the world via the continued formation of corporate and industry alliances, expanding more rapidly in the United States, and entering new geographies, all while maintaining our focus on quality and product innovation.”

EarlyBirdCapital, Inc. and Morgan Joseph TriArtisan LLC acted as financial advisors to Andina. Graubard Miller and Maples and Calder acted as legal advisors to Andina, and McDermott Will & Emery LLP, Arnstein & Lehr LLP and Gómez-Pinzón Zuleta Abogados S.A. acted as legal advisors to Tecnoglass.

About Tecnoglass

Tecnoglass is a leading manufacturer of hi-spec, architectural glass and windows for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 1.2 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 300 customers in North, Central and South America, and exports approximately 43% of its production to foreign countries, with the United States accounting for approximately 30% of Company revenues in 2012. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston).

Financial Presentation

Certain of the financial information contained herein is unaudited and does not conform to SEC Regulation S-X. Furthermore, it includes Adjusted EBITDA which is a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Accordingly, the combined company's financial information may be materially different when presented in Tecnoglass’s filings with the Securities and Exchange Commission. Tecnoglass believes that the presentation of this non-GAAP financial measure provides information that is useful to investors as it indicates more clearly the ability of Tecnoglass to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. Adjusted EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for certain one-time non-recurring items and exclusions, and banking expenses.

Below is a table that reconciles Adjusted EBIT and Adjusted EBITDA for 2014 to net income (in thousands of dollars; converted at 9/30/13 spot rate of COP 1,910.00 / US$.)

Adjusted EBITDA	Depreciation	Adjusted EBIT	Banking Expense	Interest Expense	Tax Provision	Net Income

$42,734	$8,905	$33,829	$1,043	$7,601	$8,311	$16,874

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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